                                                  Filed Pursuant to Rule 424b(5)
                                                  Registration No. 333-65535

PROSPECTUS SUPPLEMENT
(To Prospectus dated January 21, 1999)

                                  $350,000,000

[LOGO OF COMDISCO APPEARS HERE]

                      6% Senior Notes Due January 30, 2002

                                 ------------

   We will pay interest on the Notes twice a year on January 30 and July 30, beginning July 30, 1999. We may not redeem the Notes prior to maturity.

   If we default, your right to payment under the Notes will be junior to our secured debt, equal to our unsecured and unsubordinated debt, and senior to our subordinated debt, in each case whether current or future.

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these Notes or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                 ------------

                                                          Per Note    Total
                                                          -------- ------------
Public offering price.................................... 99.749%  $349,121,500
Underwriting discount....................................   .400%  $  1,400,000
Proceeds to Comdisco, Inc. (before expenses)............. 99.349%  $347,721,500

                                 ------------

   The underwriters will offer the Notes on a firm commitment basis, subject to various conditions. The underwriters expect to deliver the Notes in book-entry form only through the facilities of The Depository Trust Company against payment in New York, New York on January 26, 1999.

                                 ------------

Salomon Smith Barney
    Bear, Stearns & Co. Inc.
              Merrill Lynch & Co.
                                          NationsBanc Montgomery Securities LLC
                               Warburg Dillon Read LLC
                                      Barclays Capital
                                                      Credit Lyonnais Securities

January 21, 1999

                   IMPORTANT NOTICE ABOUT INFORMATION IN THIS
             PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS

   This document is in two parts. The first part is the Prospectus Supplement, which describes the specific terms of the Notes we are offering. The second part, the base Prospectus, gives more general information, some of which may not apply to the Notes we are offering. Generally, when we refer only to the "Prospectus," we are referring to both parts combined.

   If the description of your Notes varies between the Prospectus Supplement and the accompanying Prospectus, you should rely on the information in the Prospectus Supplement.

   You should rely only on the information contained in or incorporated by reference in this Prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of the Notes in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this Prospectus is accurate as of any date later than January 21, 1999.

                                 ------------

                               TABLE OF CONTENTS

  Page
  ----
                             Prospectus Supplement

Description of Notes........................................................ S-3

Use of Proceeds............................................................. S-4

Underwriting................................................................ S-4

                                   Prospectus

About This Prospectus......................................................   2

Where You Can Find More Information........................................   2

The Company................................................................   3

Ratio of Earnings to Fixed Charges.........................................   3

Use of Proceeds............................................................   4

Forward-Looking Statements.................................................   4

Description of the Debt Securities.........................................   6

Description of the Company's Common Stock..................................  13

Delaware General Corporation Law and the Company's Certificate of
 Incorporation and Bylaws..................................................  16

Plan of Distribution.......................................................  18

Legal Opinions.............................................................  19

Experts....................................................................  19

                              DESCRIPTION OF NOTES

   The following description of the particular terms of the Notes supplements and, to the extent inconsistent, replaces the description of the general terms and provisions of the Debt Securities set forth in the accompanying Prospectus. Certain terms are defined in the Prospectus.

General

   The Notes will be:

  . unsecured general obligations of Comdisco;

  . limited to $350 million principal amount; and

  . issued in book-entry form only.

   The Notes will mature on January 30, 2002 and are not redeemable prior to maturity.

   The Notes will bear interest from January 26, 1999 or from the most recent Interest Payment Date to which interest has been paid or provided for, at the rate of 6% per annum, payable semi-annually on January 30 and July 30, commencing on July 30, 1999, to the persons in whose names the Notes are registered at the close of business on the preceding January 15 and July 15, respectively.

   The Notes will constitute Senior Debt Securities as described in the Prospectus, will be issued under the Fuji Senior Indenture and will constitute a separate series for purposes of the Fuji Senior Indenture.

   Payment of the principal and interest on the Notes will rank equally with all our other unsubordinated debt. The Fuji Senior Indenture does not limit the amount of Senior Debt Securities that may be issued and provides that Senior Debt Securities may be issued from time to time in one or more series.

   On January 19, 1999 we designated $600 million in Senior Debt Securities as "Senior Medium-Term Notes, Series H" to be issued under our outstanding $1.5 billion shelf registration statement. We have not issued any of those notes to date. We will also issue the Notes under that shelf registration statement, leaving $550 million in Debt Securities unallocated under the shelf. The Senior Fuji Indenture does not limit the amount of additional indebtedness we or any of our subsidiaries may incur.

Book-Entry System

   The Notes initially will be represented by one or more global certificates ("Global Securities") deposited with DTC and registered in the name of Cede & Co., as nominee of DTC. The Global Securities may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any nominee to a successor of DTC or a nominee of such successor.

   To facilitate subsequent transfers, all Notes deposited by Participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of Notes with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the Notes; DTC's records reflect only the identity of the Direct Participants to whose accounts such Notes are credited, which may or may not be the beneficial owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

   Notes will not be issued in certificated form unless:

  . DTC notifies us that it is unwilling or unable to continue as depository or it otherwise ceases to be a qualified clearing agency and we do not appoint a successor depository; or

  . we make a decision to permit Notes to be issued in certificated form and notify the Trustee of that decision.

   Additional information concerning the depositary arrangements are summarized beginning at page 10 in the Prospectus.

Same-Day Settlement And Payment

   Settlement for the Notes will be made by the Underwriters in immediately available funds. So long as the Notes are represented by Global Securities registered in the name of DTC or its nominee, all payments of principal and interest will be made by the Company in immediately available funds. In addition, so long as the Notes are represented by such Global Securities, the Notes will trade in DTC's Same-Day Funds Settlement System, and secondary market trading activity in the Notes will therefore be required by DTC to settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the Notes.

                                USE OF PROCEEDS

   We intend to use the net proceeds from the sale of the Notes to reduce domestic short-term indebtedness and for other general corporate purposes. On December 31, 1998, we had outstanding approximately $676 million of domestic short-term indebtedness, with a weighted average maturity of approximately 37 days and bearing a weighted average interest rate of approximately 5.88% per annum. If we do not use the net proceeds immediately, we may temporarily invest them in short-term interest bearing obligations.

                                  UNDERWRITING

   We are selling $350,000,000 face amount of the Notes to the Underwriters named below under an Underwriting Agreement dated January 21, 1999. The Underwriters, and the amount of the Notes each of them has agreed to purchase from us, are as follows:

                                                                    Principal
                                                                    Amount Of
                 Underwriter                                          Notes
                 -----------                                       ------------
      Salomon Smith Barney Inc.................................... $175,000,000
      Bear, Stearns & Co. Inc.....................................   35,000,000
      Merrill Lynch, Pierce, Fenner & Smith
               Incorporated.......................................   35,000,000
      NationsBanc Montgomery Securities LLC.......................   35,000,000
      Warburg Dillon Read LLC.....................................   35,000,000
      Barclays Capital Inc........................................   17,500,000
      Credit Lyonnais Securities (USA) Inc........................   17,500,000
                                                                   ------------
          Total................................................... $350,000,000
                                                                   ============

   Under the terms and conditions of the Underwriting Agreement, if the Underwriters take any of the Notes, then they are obligated to take and pay for all of the Notes.

   The Notes are a new issue of securities with no established trading market. We do not intend to list the Notes on any national securities exchange. The Underwriters have advised us that they intend to make a market in the Notes, but they have no obligation to do so, and may discontinue market making at any time without providing any notice. We cannot assure you as to the depth or liquidity of any trading market that may develop for the Notes.

   The Underwriters initially propose to offer the Notes directly to the public at the public offering price set forth on the cover page and part to certain dealers at a price that represents a concession not in excess of .25% of the principal amount of the Notes. Any Underwriter may allow, and any dealer may reallow, a concession not in excess of .15% of the principal amount of the Notes to certain dealers. After the initial offering of the Notes to the public, the Underwriters may, from time to time, vary the offering price and other selling terms.

   In order to facilitate the offering of the Notes, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes. Specifically, the Underwriters may overallot in connection with the offering, creating a short position in the Notes for their own account. In addition, the Underwriters may bid for, and purchase, Notes in the open market to cover short positions created by the Underwriters in connection with the offering or to stabilize the offering. Finally, the Underwriters may reclaim selling concessions allowed for distributing the Notes in the offering, if the Underwriters repurchase previously distributed Notes in transactions to cover short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market prices of the Notes above independent market levels. The Underwriters are not required to engage in any of these activities and may end these activities at any time.

   We estimate that we will spend approximately $200,000 for printing, rating agency, trustee and legal fees, and other expenses related to this offering.

   In the ordinary course of their respective businesses, the Underwriters and their affiliates have engaged, and may in the future engage, in commercial banking and/or investment banking transactions with us and our affiliates.

   We have agreed to indemnify the Underwriters and certain other persons against certain liabilities, including liabilities under the Securities Act, or to make contribution to certain payments in respect thereof.

PROSPECTUS

--------------------------------------------------------------------------------


                                                                  COMDISCO, INC.
                                                              6111 N. River Road
                                                        Rosemont, Illinois 60018
                                                                  (847) 698-3000


                                          We will provide the specific terms
                                          of each series or issue of Debt
                                          Securities we issue in supplements
            $1,500,000,000                to this prospectus. You should read
                                          this prospectus and the supplements
                                          carefully before you invest.

           Debt Securities


      We may offer the securities directly or through underwriters, agents or dealers. The prospectus supplement will designate the terms of that plan of distribution. "Plan of Distribution" below also provides more information on this topic.

      The information in this prospectus is incomplete and may be changed. We may not sell these securities until a registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted. We may not use this prospectus to sell Debt Securities unless we also give prospective investors a prospectus supplement.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these Debt Securities or determined if this prospectus or any accompanying prospectus supplement or pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

                                January 21, 1999

                             ABOUT THIS PROSPECTUS

      This prospectus is part of a registration statement (Reg. No. 333-65535) that we filed with the Securities and Exchange Commission (the "SEC") utilizing a "shelf" registration process. Under this shelf registration process, we may, over the next two years, sell the combination of the Debt Securities described in this prospectus in one or more offerings up to a total dollar amount of $1,500,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. It is important for you to consider the information contained in this prospectus and any prospectus supplement together with additional information described under the next heading WHERE YOU CAN FIND MORE INFORMATION in making your investment decision.

                      WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at our web site at http://www.comdisco.com and the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms and their copy charges. Our Common Stock is listed on the New York Stock Exchange. You can also obtain information about us from the Exchange at 20 Broad Street, New York, New York 10005.

      The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we, or our agents, sell all of the Debt Securities.

     l Our Annual Report on Form 10-K for the year ended September 30,
       1998;

     l Our Current Reports on Form 8-K filed with the SEC on January 15,
       1999 and January 20, 1999; and

     l The descriptions of the Company's Common Stock and related Common
       Stock Purchase Rights included in the registration statements filed under the Securities Exchange Act of 1934 under File No. 1-7725, including all amendments or reports filed for the purpose of updating such description.

      You may request a copy of these filings at no cost, by writing or calling us at the following address:

  Comdisco, Inc.
  6111 N. River Road
  Rosemont, IL 60018
  (847) 698-3000
  Attention: Corporate Secretary

      You should rely only on the information incorporated by reference or provided in this prospectus, any prospectus supplement or any pricing supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus, any prospectus supplement or any pricing supplement is accurate as of any date other than the date on the front of those documents.

                                  THE COMPANY

      We are a technology services company. Our purpose as a technology services company is to discover options that enable our customers to maximize the business benefits of technology, while reducing technology cost and risk. These services include:

     l asset management;

     l continuity;

     l network; and

     l equipment leasing and remarketing.

      We design our services to provide integrated, long-term, cost effective asset and technological planning, as well as data and voice availability and recovery, to users of high technology equipment. We operate in one industry segment, business services.

      We provide our customers with available technical, financial and recovery alternatives, regardless of hardware platform or manufacturer. We work with our customers to develop strategies governing:

     l when to acquire equipment;

     l how to track equipment;

     l when to upgrade existing equipment; and

     l when to order new equipment to take advantage of current technology.

      We also provide continuity services for customers' data, voice and network systems. We also have the ability to act as an outlet for equipment being displaced.

      Our business is diversified by customer, customer type, equipment segments, geographic location of our customers and maturity of our lease receivables. Our customers include "Fortune 1000" corporations or companies of a similar size as well as smaller organizations. We do not depend on any single customer or on any single source for the purchasing, selling or leasing of equipment, or in connection with our services.

      Our executive offices are located in the Chicago area, at 6111 North River Road, Rosemont, Illinois 60018, telephone number (847) 698-3000. At September 30, 1998 we had approximately 2,800 full-time employees.

                       RATIO OF EARNINGS TO FIXED CHARGES

                        Fiscal year ended September 30,
      -------------------------------------------------------------------------------------------------------
      1998              1997                       1996                       1995                       1994
      ----              ----                       ----                       ----                       ----
      1.71              1.67                       1.64                       1.55                       1.29

      These computations include the Company and our subsidiaries, and companies in which we own 50% or less equity. For these ratios, "earnings" is determined by adding "total fixed charges" (excluding interest capitalized), income taxes, minority common stockholders equity in net income and amortization of interest capitalized to income from continuing operations after eliminating equity in undistributed earnings and adding back losses of companies in which we own at least 20% but less than 50% equity. For this purpose, "total fixed charges" consists of (1) interest on all indebtedness and amortization of debt discount and expense, and (2) an interest factor attributable to rentals.

                                USE OF PROCEEDS

      Unless we tell you otherwise in an accompanying prospectus supplement, we will use net proceeds from the sale of the Debt Securities for general corporate purposes. General corporate purposes may include repayment of debt, equipment acquisitions, additions to working capital and capital expenditures. If we do not use the net proceeds immediately, we temporarily invest them in short-term interest-bearing obligations. For current information on our commercial paper balances and average interest rates, see our most recent Form 10-K and 10-Q or the prospectus supplement. See WHERE YOU CAN FIND MORE INFORMATION in this prospectus.

                           FORWARD-LOOKING STATEMENTS

      Some of the statements contained in this prospectus, any prospectus supplements and any pricing supplements, including information incorporated by reference, discuss future expectations, contain projections of results of operation or financial condition or state other forward-looking information.

      These statements are "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and we intend that such forward-looking statements have the benefits of the safe harbors created by those Acts. The words and phrases "looking ahead," "we are confident," "should be," "will be," "predicted," "believe," "expect," "anticipate" and similar expressions identify forward-looking statements.

      These forward-looking statements reflect our current views with respect to future events and financial performance, but are subject to many uncertainties and factors relating to our operations and business environment which may cause our actual results to be materially different from any future results expressed or implied by such forward-looking statements.

      Our actual revenues and results of operations could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in the following risk factors.

      Potential Fluctuations in Operating Results: Our operating results are subject to quarterly fluctuations resulting from a variety of factors, including the volume of leases for new equipment ("New Leases"), earnings contributions from remarketing activities, product announcements by manufacturers, variations in the financial mix of leases written and economic conditions. The financial mix of leases written is a result of a combination of factors, including, but not limited to, changes in customer demands and/or requirements, new product announcements, price changes, changes in delivery dates, changes in maintenance policies and the pricing policies of equipment manufacturers, and price competition from other lessors and finance companies.

      Earnings Contributions from Leasing: The growth in leasing volume during the three fiscal years ended September 1998, 1997 and 1996 had the effect of increasing the proportion of New Leases to total leases. New Leases traditionally have lower earnings contributions than leases with remarketed equipment. Therefore, increasing lease volume activities initially has the impact of putting pressure on leasing margins. The impact of New Leases, coupled with lower margins on large systems transactions (mainframes and related peripherals, including DASD and tape drives), has resulted in lower margins on leasing, particularly for operating leases. There can be no assurance regarding the growth of New Leases in future periods or our ability to accurately predict future declines in the fair market values of large systems equipment.

      To meet our earnings goals for fiscal 1999, remarketing contributions have to be at approximately the level achieved in fiscal 1998. While we have a larger lease portfolio for remarketing and are devoting resources to our remarketing activities, there can be no assurance that we will achieve the appropriate level of activity necessary to meet our desired operating results. Attaining the expected level of remarketing will require equipment for remarketing, appropriate sales force education and incentive and a knowledge of the customer and customer requirements.

      Our results can also be impacted by the fair market value volatility in large systems. We continue to monitor volatility in large systems fair market values which, during the last twenty-four months in particular, have declined faster and exhibited greater volatility than historical trends would have otherwise indicated. As a result, there is no assurance that fair market values on large systems will stabilize or that further rapid declines in the value of such systems will not occur in the near term. To the extent that declines in fair market values exceed our current estimates, there could be an adverse effect on our operating results.

      The costs to address Year 2000 issues may have a negative impact on equipment volume in fiscal 1999 if customers defer other information technology projects due to the Year 2000 efforts or if Year 2000 remediation costs increase as a percentage of the total information technology budget, thereby reducing capital expenditures on new technology.

      Earnings Contributions from Services: As a result of the evolving nature of our services business, particularly the emerging desktop management and managed network services, we have limited meaningful historical data on which to base the planned operating expenses for our services business. Accordingly, a significant portion of the expense levels (investment in continuity facilities and hardware, consultants, experts and back office personnel) are based in part on our expectations as to future services revenues, including millennium testing services revenue, and are, to a large extent, fixed. Conversely, our revenue base has become more diverse with the growth of other technology services revenue, and therefore less recurring and less predictable than in prior years. To attain our services earnings contribution goals for fiscal 1999, we will have to expand its contract subscription base through new contract signings and contract renewals, increase its revenues from other technology services, attain millennium testing services revenue and contain costs. There can be no assurance that we will be able to maintain and/or increase our margins on technology services in fiscal 1999.

      One of the impacts of our changing business model is the lengthening of the sales cycle--the length of time between initial sales contact and final delivery of contracts--as compared to the traditional leasing business. This increase in sales cycle results in an increase in "backlog" (or negotiations in progress) which ultimately impacts the timing of revenue, earnings and volume recognition. In addition, our ability to obtain new business from customers depends on our ability to anticipate technological changes, successfully compete with organizations offering similar services, develop services to meet customer requirements and to achieve delivery of services that meet customer requirements.

      Economic Conditions and the Asian Economy: With respect to economic conditions, a recession can cause customers to put off new investments and increase our bad debt experience. In addition, the recent economic turmoil in Asia may have an impact on the region's semiconductor manufacturing industry, which in turn would have an impact on our diversified technology business. Continued pressures on credit in Asia and the Asian economy in general, could also impact the domestic economy and/or our multinational customer base.

      Other Factors: Other uncertainties include continued business conditions, trend of movement to client/server environment, competition, including price competition from other technology service providers, reductions in technology budgets and related spending plans (either because of economic conditions or because of Year 2000 issues), our ability to attract and retain qualified personnel in a job market that is very competitive domestically and the Year 2000 readiness of our customers, suppliers and business partners, our ability to expand globally in general and our ability to develop new remarketing strategies for PCs, acceptance in Europe of desktop management services, including life cycle management, efficiencies and cost containment in continuity and managed network services, and price competition from other technology service providers, continued growth of the semiconductor and healthcare industries (including the migration by hospitals from film to digital technology), increased acceptance of leasing as an alternative to buying, particularly in the pharmaceutical industry, continued growth in computer networks; our ability to successfully partner with market leading software developers to provide state-of-the-art tools for desktop management, market acceptance of advanced recovery, millennium testing services, trading floor and distributed systems program management (and our ability to sell and deliver such services), growth of the communications equipment arena, and stabilization in the fair market values of mainframes and related equipment.

      We do not promise to publicly update or revise any forward-looking statements whether as a result of new information, further events or other factors that could affect those statements.

                       DESCRIPTION OF THE DEBT SECURITIES

The Securities We May Offer

      We may offer unsecured senior or subordinated debt securities in an aggregate principal amount of up to $1,500,000,000. A prospectus supplement will describe the specific amounts, prices and terms of any securities we offer.

      Throughout this Prospectus:

     l the term "Senior Debt Securities" refers to our unsecured senior debt securities;

     l the term "Subordinated Debt Securities" refers to our unsecured subordinated debt securities; and

     l the term "Debt Securities" refers to Senior Debt Securities and Subordinated Debt Securities.

      We also may issue convertible Subordinated Debt Securities that pay no interest or below-market interest at a substantial discount from their stated principal amount. We will refer to these convertible Subordinated Debt Securities as Zero-Coupon Convertibles here and in any prospectus supplement or pricing supplement.

Issuance of Debt Securities under the Indentures

      We will issue Debt Securities in one or more series under one or more separate indentures between us and a U.S. banking institution, as Trustee. We will issue Senior Debt Securities under a "Senior Indenture" and Subordinated Debt Securities under a "Subordinated Indenture." Zero Coupon Convertibles will be issued under a "Zero-Coupon Indenture." We will refer to the Senior Indentures, the Subordinated Indentures, and the Zero-Coupon Indentures together as "Indentures" here and in any prospectus supplement or pricing supplement.

      We have summarized selected provisions of the Indentures below. The summary is not complete. You should read the Indentures for provisions that may be important to you.

      We will initially issue Senior Debt Securities under a Senior Indenture dated as of December 15, 1998, between us and The Fuji Bank and Trust Company, as Senior Trustee (the "Fuji Senior Indenture"). We have filed the form of the Fuji Senior Indenture as an exhibit to the registration statement that we filed with the SEC. We will file the forms of any other Indentures with the SEC at the time we use them. Capitalized terms used in the summary have the meanings specified in the Indentures.

Terms

      We will describe specific terms relating to any new series of Debt Securities in a prospectus supplement or pricing supplement. These terms will include the following:

     l title of the series and whether they are Senior Debt Securities, Subordinated Debt Securities or Zero Coupon Convertibles;

     l any limit on the total principal amount of the series;

     l the price or prices at which we will sell the Debt Securities;

     l maturity date or dates;

     l the per annum interest rate or rates, if any, on the series and the date or dates from which any such interest will accrue;

     l whether the amount of payments of principal of (and premium, if any) or interest on the Debt Securities may be determined with reference to any index, formula or other method, such as one or more currencies, commodities, equity indices or other indices, and the manner of determining the amount of such payments;

     l the dates on which we will pay interest on the Debt Securities and the regular record date for determining who is entitled to the interest payable on any interest payment date;

     l the place or places where the principal of (and premium, if any) and interest on the Debt Securities will be payable;

     l any redemption dates, prices, obligations and restrictions;

     l any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the series;

     l the denominations in which the Debt Securities will be issued, if other than $1,000 and integral multiples of $1,000;

     l the currency, currencies or currency unit in which we will pay the principal of (and premium, if any) or interest, if any, on the Debt Securities, if not United States dollars;

     l provisions, if any, granting special rights to holders of the Debt
       Securities upon the occurrence of specified events;

     l any deletions from, modifications of or additions to the Events of Default or our covenants with respect to the applicable series of Debt Securities, and whether or not such Events of Default or covenants are consistent with those contained in the Indenture;

     l any trustees, authenticating or paying agents, transfer agents or registrars or other agents with respect to the Debt Securities;

     l any conversion or exchange features;

     l any special tax implications of the series; and

     l any other terms of the series.

      None of the Indentures will limit the amount of Debt Securities that we may issue. We may issue Debt Securities under each Indenture up to the principal amount that we are authorized to issue by our Board of Directors from time to time.

      Senior Debt Securities will rank equally with all of our other senior and unsubordinated debt. Subordinated Debt Securities will have a junior position to all of our Senior Debt as described below under the heading "Subordination" on page 13.

      We may sell Debt Securities at a discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. We may also sell Debt Securities that are convertible into or exchangeable for our Common Stock. If we issue these kinds of Debt Securities, we will provide you with additional information in a prospectus supplement or pricing supplement.

      When we refer here and in any prospectus supplement or pricing supplement to the principal of and premium, if any, and interest, if any, on Debt Securities, we also mean to include mention of the payment of additional amounts, if any, which we are required to pay under the Indenture or the Debt Securities in respect of certain taxes, assessments or other governmental charges imposed on the holders of such Debt Securities.

Form, Transfer and Exchange

      We will normally denominate Debt Securities in U.S. dollars and we normally will pay principal, interest and any premium in U.S. dollars. If we sell Debt Securities in foreign currencies or foreign currency units or pay the principal of, premium or any interest on any series of Debt Securities in foreign currencies or foreign currency units, we will provide you with further information about those Debt Securities in a prospectus supplement or pricing supplement.

      We will normally issue the Debt Securities in book-entry only form. This means that one or more permanent global certificates registered in the name of The Depository Trust Company, New York, New York ("DTC"), or its nominee, will represent the Debt Securities. We will refer to this form here and in any prospectus supplement as "book-entry only."

      Alternatively, we may issue the Debt Securities in (1) certificated form registered in the name of the holder of the Debt Securities, or (2) in bearer form, with or without coupons attached. We will refer to these forms here and in any prospectus supplement as "registered" or "bearer," as applicable. If we issue Debt Securities in registered or bearer form, holders will receive certificates representing the Debt Securities. We will normally issue Debt Securities in registered form only in increments of $1,000 and Debt Securities in bearer form only in increments of $5,000. Debt Securities in bearer form are subject to other limitations which we will describe in any prospectus supplement.

      You can transfer or exchange Debt Securities in registered form without charge except for reimbursement of taxes, if any. If we issue a series of Debt Securities in both bearer and registered form, you may exchange bearer form for registered form in a similar manner. You can transfer or exchange Debt Securities at the corporate trust office of the appropriate Trustee or at any other office or agency maintained by us for such purposes that we identify in any prospectus supplement.

Payment

      We will pay principal, interest and any premium on Debt Securities in book-entry only form as provided under the heading "Book-Entry Procedures" in this prospectus.

      We will pay principal, interest and any premium on Debt Securities issued solely in registered form at the New York, New York corporate trust office of the appropriate Trustee, or at any other office or agency maintained by us for such purposes that we identify in any prospectus supplement. We also may, at our option, pay interest on Debt Securities issued in registered form (1) by check mailed to the person in whose name the Debt Securities are registered on days specified in the Indentures or any prospectus supplement or (2) by wire transfer to such person's U.S. account.

      We will make payments on Debt Securities in other forms at a place designated by us and specified in any prospectus supplement.

      If we authorize any other person to make payments on Debt Securities for us, we will identify them in any prospectus supplement.

Events of Default

      Unless we tell you otherwise in an accompanying prospectus supplement, "Event of Default," when used in an Indenture, will mean any of the following:

     l a failure to pay the principal or any premium on any Debt Security when due;

     l a failure to deposit any sinking fund payment when due;

     l a failure to pay interest or any additional amounts on any Debt
       Security for 30 days;

     l a failure to perform any other covenant in the Indenture that continues for 60 days after we have been given written notice of such failure;

     l acceleration of a debt (other than any Debt Securities issued under the Indenture or non-recourse indebtedness) in principal amount more than 5% of our consolidated worth not rescinded before a judgment is obtained; or

     l certain events in bankruptcy, insolvency or reorganization of the Company.

      An Event of Default for a particular series of Debt Securities does not necessarily constitute an Event of Default for any other series of Debt Securities issued under an Indenture. The Trustee may withhold notice to the holders of Debt Securities of any default (except in the payment of principal or interest) if it considers such action to be in the best interests of the holders.

      If an Event of Default for any series of Debt Securities occurs and continues, the Trustee, or the holders of at least 25% in aggregate principal amount of the Debt Securities of the series, may declare the entire principal of all the Debt Securities of that series to be due and payable immediately. If this happens, subject to certain conditions, the holders of a majority of the aggregate principal amount of the Debt Securities of that series can void the declaration of acceleration.

      Other than its duties in case of a default, a Trustee has no obligation to exercise any of its rights or powers under any Indenture at the request, order or direction of any holders, unless the holders offer the Trustee reasonable indemnity. If they provide this reasonable indemnification, the holders of a majority in principal amount of any series of Debt Securities may direct the time, method and place of conducting any proceeding or any remedy available to the Trustee, or exercising any power conferred upon the Trustee, for any series of Debt Securities.

Covenants

      Under each Indenture, we will:

     l pay the principal, interest and any premium on the Debt Securities when due;

     l maintain a place of payment;

     l deliver a report to the Trustee at the end of each fiscal year reviewing our obligations under the Indenture; and

     l deposit sufficient funds with any paying agent on or before the due date for any principal, interest or any premium.

      The Indentures will not limit our ability to incur additional debt, unless we tell you this in any prospectus supplement.

Book-Entry Procedures

      The following discussion pertains to Debt Securities that we issue in book-entry only form.

      We will issue one or more global securities (currently limited in individual amount to $200 million) to DTC or its nominee, Cede & Co. DTC will keep a computerized record of its participants (for example, your broker) whose clients have purchased the Debt Securities. The participant would then keep a record of its clients who purchased the Debt Securities. A global security may not be transferred, except that DTC, its nominees and their successors may transfer an entire global security to one another.

      If we use the book-entry only form, we will not deliver securities in certificate form to individual purchasers of the Debt Securities, and no person holding a beneficial interest in a global security will be treated as a holder for any purpose under the Indenture. Accordingly, holders of such beneficial interests must rely on the procedures of DTC and the participant through which such person owns its interest in order to exercise any rights of a Holder under such global security or the Indenture. Beneficial interests in global securities will be shown on, and transfers of global securities will be made only through, records maintained by DTC and its participants. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in certificated form. Such limits and laws may impair the ability to transfer beneficial interests in a global security representing book-entry only securities.

      DTC has provided us with the following information: DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants ("Direct Participants") deposit with DTC. DTC also facilitates the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for Direct Participants' accounts. This eliminates the need to exchange certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

      Other organizations such as securities brokers and dealers, banks and trust companies that work through a Direct Participant, also use DTC's book-entry system. The rules that apply to DTC and its participants are on file with the SEC.

      A number of Direct Participants, together with the New York Stock Exchange, Inc., The American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. own DTC.

      We will wire principal and interest payments to DTC's nominee. We and the Trustee will treat DTC's nominee as the owner of the global securities for all purposes. Accordingly, we and the Trustee will have no direct responsibility or liability to pay amounts due on the securities to owners of beneficial interests in the global securities.

      It is DTC's current practice, when it receives any payment of principal or interest, to credit Direct Participants' accounts on the payment date according to their respective holdings of beneficial interests in the global securities as shown on DTC's records. In addition, it is DTC's current practice to assign any consenting or voting rights to Direct Participants whose accounts are credited with securities on a record date, by using an omnibus proxy. Customary practices between the participants and owners of beneficial interests, as is the case with securities held for the account of customers registered in "street name," will govern payments by participants to owners of beneficial interests in the global securities, and voting by participants. However, these payments will be the responsibility of the participants and not of DTC, the Trustee, or us.

      Debt Securities represented by a global security will be exchangeable for Debt Securities in registered form with the same terms in authorized denominations only if:

     l DTC notifies us that it is unwilling or unable to continue as depository or if DTC ceases to be a clearing agency registered under applicable law and we do not appoint a successor depository within 90 days; or

     l we instruct the Trustee that the global security is now exchangeable.

      If applicable, redemption notices shall be sent to Cede & Co. If less than all of the book-entry securities of like tenor and terms are being redeemed, DTC's practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

      A beneficial owner shall give notice of any option to elect to have its book-entry securities repaid by us, through its participant, to the Trustee, and shall effect delivery of such book-entry securities by causing the Direct Participant to transfer the participant's interest in the global security or securities representing such book-entry securities, on DTC's records, to the Trustee. The requirement for physical delivery of book-entry securities in connection with a demand for repayment will be deemed satisfied when the ownership rights in the global security or securities representing such book-entry securities transferred by Direct Participants on the DTC's records.

      Management of the DTC is aware that some computer applications, systems and the like for processing data ("Systems") that are dependent upon calendar dates, including dates before, on, and after January 1, 2000, may encounter "Year 2000 problems." The DTC has informed participants and other members of the financial community (the "Industry") that it has developed and is implementing a program so that its Systems, as the same relate to the timely payment of distributions (including principal and interest payments) to securityholders, book-entry deliveries, and settlement of trades within DTC ("DTC Services"), continue to function appropriately. This program includes a technical assessment and a remediation plan, each of which is complete. Additionally, DTC's plan includes a testing phase, which is expected to be completed within appropriate time frames.

      However, the DTC's ability to perform properly its services is also dependent upon other parties, including, but not limited to, issuers and their agents, as well as DTC's participants, third party vendors from whom the DTC licenses software and hardware, and third party vendors on whom DTC relies for information or the provision of services, including telecommunication and electrical utility service providers, among others. DTC has informed the Industry that it is contacting (and will continue to contact) third party vendors from whom the DTC acquires services to: (1) impress upon them the importance of such services being Year 2000 compliant; and (2) determine the extent of their efforts for Year 2000 remediation (and, as appropriate, testing) of their services. In addition, DTC is in the process of developing such contingency plans as it deems appropriate.

      According to DTC, the information in the preceding two paragraphs with respect to DTC has been provided to the Industry for informational purposes only and is not intended to serve as a representation, warranty, or contract modification of any kind.

      DTC may discontinue providing its services as securities depository with respect to book-entry securities at any time by giving reasonable notice to us or the Trustee. Under such circumstances, in the event that a successor securities depository is not obtained, securities in certificated form are required to be printed and delivered.

      We may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository). In that event, securities in certificated form will be printed and delivered.

      The information in this section concerning DTC and DTC's system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

Subordination

      Payment of the principal, interest and any premium on the Subordinated Debt Securities will, when stated in a Subordinated Indenture and the applicable prospectus supplement, be subordinated and junior in right of payment to the prior payment in full of all Senior Indebtedness. Under the Indenture, "Senior Indebtedness" means all notes or other unsecured evidences of our indebtedness, whether outstanding on the date of the Indenture or created, assumed or incurred at a later date, for money we borrow (including all indebtedness of any other person for money borrowed which we guarantee) not expressed to be subordinate or junior in right of payment to any other or our indebtedness.

      Each Subordinated Indenture will provide that we may not pay principal, interest and any premium on the Subordinated Debt Securities in the event:

     l of any insolvency, bankruptcy or similar proceeding involving the Company or our property; or

     l we fail to pay the principal, interest, any premium or any other amounts on any Senior Indebtedness when due.

      In such event, any payment or distribution under the Subordinated Debt Securities, whether in cash, securities or other property, which would otherwise (but for the subordination provisions) be payable or deliverable in respect of the Subordinated Debt Securities, will be paid or delivered directly to the holders of Senior Indebtedness in accordance with the priorities then existing among such holders until all Senior Indebtedness has been paid in full. If any payment or distribution under the Subordinated Debt Securities is received by any holder of any Subordinated Debt Securities in contravention of any of the terms of the Indenture and before all the Senior Indebtedness has been paid in full, such payment or distribution or security will be received in trust for the benefit of, and paid over or delivered and transferred to, the holders of the Senior Indebtedness at the time outstanding in accordance with the priorities then existing among such holders for application to the payment of all Senior Indebtedness remaining unpaid to the extent necessary to pay all such Senior Indebtedness in full.

      As of September 30, 1998, we had approximately $3.85 billion of Senior Indebtedness outstanding. Subordinated Indentures will not limit the amount of Senior Indebtedness that we may incur.

Redemption Provisions, Sinking Fund and Defeasance

      We may redeem some or all of the Debt Securities at our option subject to the conditions stated in the prospectus supplement relating to that series of Debt Securities. If a series of Debt Securities is subject to a sinking fund, the prospectus supplement will describe those terms.

      The Indenture permits us to discharge or "defease" certain of our obligations on any series of Debt Securities at any time. We may defease a certain series of Debt Securities by depositing with the Trustee sufficient cash or government securities to pay all sums due on that series of Debt Securities.

Consolidation, Merger or Sale

      We may not merge with another company or sell or transfer all or substantially all of our property to another company unless:

     l we are the continuing corporation; or

     l the successor corporation or purchaser is a corporation organized under the laws of the United States, any state within the United States, or the District of Columbia which expressly assumes:

     --payment of principal, interest and any premium on the Debt
     Securities; and

     --performance and observance of all covenants and conditions in the Indenture;

      and in either case, immediately after the transaction, no Event of Default and no event which, if notice was given and/or a certain period of time passed, would become an Event of Default, shall exist.

      If we are not the continuing corporation, we will have no further liabilities or obligations under any Indenture or the Debt Securities.

Changes to the Indenture

      Holders who own more than 50% in principal amount of the outstanding Debt Securities of each series affected can agree to change the Indenture. However, no change can affect your principal or interest payment terms, or the percentage required to change other terms of the Indenture, without your consent, as well as the consent of others similarly affected. In addition, no supplemental indenture may directly or indirectly modify the Indenture in any manner which might alter the subordination of the outstanding Debt Securities.

      We may enter into supplemental indentures for other specified purposes which would not materially adversely affect your interests, including the creation of any new series of Debt Securities, without the consent of any holder of Debt Securities.

Concerning the Initial Senior Trustee

      The Fuji Bank and Trust Company serves as trustee under the Fuji Indenture. Its principal office is located at Two World Trade Center, New York, New York. We lease equipment to The Fuji Bank and Trust Company and provide it with business continuity services. We also have commercial banking relationships with The Fuji Bank and Trust Company and certain of its affiliates.

                   DESCRIPTION OF THE COMPANY'S COMMON STOCK

      The following statements with respect to the Company's common stock and common stock purchase rights summarize more detailed provisions of our restated certificate of incorporation, as amended (the "Certificate of Incorporation"), and bylaws, as amended (the "Bylaws"), and the Rights Agreement identified below. The summary is not complete. You should read the Certificate of Incorporation, the Bylaws and the Rights Agreement for provisions which may be important to you. We filed each of these documents with the SEC and incorporated them by reference as exhibits to the registration statement. The summary also reflects the effect of a May 22, 1998 two-for-one stock split of our Common Stock.

General

      As of September 30, 1998, our authorized capital stock was 850,000,000 shares. Those shares consisted of: (a) 100,000,000 shares of preferred stock, none of which were outstanding; and (b) 750,000,000 shares of common stock, $0.10 par value ("Common Stock") of which 221,509,066 shares were outstanding.

Listing

      We list our outstanding shares of Common Stock on the New York Stock Exchange and the Chicago Stock Exchange under the symbol "CDO". We will also list any additional Common Stock we issue on these exchanges.

Dividends

      Common Stockholders may receive dividends when declared by the Board of Directors. We may pay dividends in cash, stock or other form.

Fully Paid

      All outstanding shares of Common Stock are fully paid and non-assessable. Any additional Common Stock we issue will also be fully paid and non-assessable.

Voting Rights

      Each share of Common Stock has one vote in the election of directors and other matters. Common Stockholders have no preemptive or cumulative voting rights.

Other Rights

      We will notify common Stockholders of any Stockholders' meetings according to applicable law. If we liquidate, dissolve or wind-up our business, either voluntarily or not, common Stockholders will share equally in the assets remaining after we pay our creditors and preferred Stockholders, if any.

Transfer Agents and Registrars

      We, along with ChaseMellon Stockholder Services, are transfer agent and registrar for the Common Stock. You may contact us at the address listed on page 3 or ChaseMellon located in Ridgefield, New Jersey.

Preferred Stock Purchase Rights

      On November 4, 1997, the Board of Directors of the Company declared a dividend of one preferred stock purchase right (a "Right") for each outstanding share of our Common Stock payable to holders of record as of the close of business on November 17, 1997. Shares of Common Stock issued after November 17, 1997 and before the Distribution Date (as defined below) have, or will have, a Right attached. A Rights Agreement dated as of November 4, 1997 between the Company and ChaseMellon Stockholder Services, L.L.C., of New York, as Rights Agent, contains the terms and conditions of the Rights. We have filed a copy of the Rights Agreement with the SEC. We have listed the Rights on the New York Stock Exchange.

      A Distribution Date will occur upon the earliest of:

     l 10 days following a public announcement (the date of such announcement being the "Stock Acquisition Date") that a person or group has become an Acquiring Person; or

     l the close of business on the 10th business day (or such later date as the Board of Directors determine) after the date a person or group makes a tender or exchange offer which if completed would result in such person or group being the beneficial owner of 15% or more of our outstanding Common Stock; or

     l the close of business on the 10th business day after the Board of Directors declares a person to be an Adverse Person.

      An Acquiring Person generally is a person or group which beneficially owns 15% or more of our outstanding Common Stock. An Acquiring Person does not include any person or group who beneficially owned 20% or more of our outstanding Common Stock on November 17, 1997 ("Existing Holder"), until such time as such Existing Holder acquires beneficial ownership of 30% or more of the outstanding Common Stock. An Adverse Person is a person or group, other than an Existing Holder, (1) which beneficially owns 10% or more of our outstanding Common Stock and (2) which the Board of Directors has determined has interests adverse to those of the Company (based on requirements set out in the Rights Agreement).

      Before the Distribution Date:

     l Common Stock certificates will evidence the Rights;

     l Rights will transfer with the Common Stock;

     l registered holders of the Common Stock will be deemed to hold the associated Rights; and

     l the Rights are not exercisable.

      After the Distribution Date:

     l the Rights Agent (as defined below) will mail separate certificates evidencing the Rights to each record holder of our Common Stock as of the close of business on the Distribution Date;

     l each Right will be exercisable to purchase, for $75 (the "Purchase
       Price"), one one-thousandth of a share of Series C Junior
       Participating Preferred Stock;

     l Rights will be transferable separately from the Common Stock; and

     l unless directed by the Board of Directors, we will only issue
       Rights with shares of Common Stock:

     --issued on exercise of stock options or as awards under employee benefit plans, granted as of the Distribution Date; or

     --upon conversion of securities issued after November 17, 1997.

      If any person becomes an Acquiring Person or an Adverse Person, each Right (other than Rights beneficially owned by the Acquiring Person or Adverse Person and certain affiliated persons) will entitle the holder to purchase, for the Purchase Price, a number of shares of Common Stock having a market value of twice the Purchase Price.

      If, after any person has become an Acquiring Person or an Adverse Person,
(1) we are involved in a merger or other business combination in which we are not the surviving company or our Common Stock is exchanged for other securities or assets, or (2) we sell or otherwise transfers assets or earning power aggregating more than 50% of our consolidated assets or earning power, then each Right (other than Rights beneficially owned by the Acquiring Person or Adverse Person and certain affiliated persons) will entitle the holder to purchase, for the Purchase Price, a number of shares of common stock of the other party to such business combination or sale (or in certain circumstances, an affiliate) having a market value of twice the Purchase Price.

      At any time after any person has become an Acquiring Person or an Adverse Person, the Board of Directors may exchange all or part of the Rights (other than Rights beneficially owned by an Acquiring Person or Adverse Person and certain affiliated persons) for shares of Common Stock at an exchange ratio of one share of Common Stock per Right.

      The Board of Directors may redeem all of the Rights at a price of $.005 per Right at any time prior to the close of business on the 15th day after the Stock Acquisition Date.

      The Rights have certain antitakeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire us without conditioning the offer on a substantial number of Rights being acquired. Accordingly, the existence of the Rights may deter certain acquirors from making takeover proposals or tender offers. However, the Rights are not intended to prevent a takeover. Rather, they are designed to enhance the ability of the Board of Directors to negotiate with an acquiror on behalf of all of the stockholders. In addition, the Rights should not interfere with a proxy contest.

      The Rights will expire on November 17, 2007, unless earlier exchanged or redeemed.

               DELAWARE GENERAL CORPORATION LAW AND THE COMPANY'S
                    CERTIFICATE OF INCORPORATION AND BYLAWS

General

      We are a Delaware corporation subject to the Delaware General Corporation Law (the "DGCL"). Provisions of the DGCL, in addition to provisions of our Certificate of Incorporation and Bylaws, address corporate governance issues, including the rights of stockholders. Some of these provisions could hinder management changes while others could have an anti-takeover effect.

      We have summarized the key provisions below. The descriptions are not complete. You should read the actual provisions of our Certificate of Incorporation and Bylaws and the DGCL.

Business Combinations

      The DGCL and our Certificate of Incorporation generally require that at least 50% our outstanding Common Stock vote to approve any merger, share exchange or sale of substantially all of our assets.

      Under the DGCL, we generally may not engage in a business combination with any stockholder that beneficially owns (together with affiliates and associates) 15% or more of our outstanding Common Stock (for these purposes an "interested stockholder") for three years after such stockholder becomes an interested stockholder. This prohibition does not apply if :

     l the Board of Directors approves the business combination or the transaction that results in the stockholder becoming an interested stockholder stock before the stockholder becomes an interested stockholder;

     l the interested stockholder owns at least 85% of our outstanding
       Common Stock (other than Common Stock held by our employee directors and certain employee stock plans) upon completion of the transaction by which the stockholder becomes an interested stockholder; or

     l the Board of Directors and 66 2/3% of our outstanding Common Stock not owned by the interested stockholder vote to approve the business combination.

      Our Certificate of Incorporation requires that at least 66 2/3% of our outstanding Common Stock not owned by a "substantial stockholder" vote to approve certain business combinations and certain other transactions with a substantial stockholder unless certain minimum price and procedural requirements are met. A substantial stockholder is defined as any person or entity that acquires at least 10% of our outstanding Common Stock, excluding any member of the Board of Directors as of September 30, 1985, or any of our employee benefit plans. Such super-majority approval is not required if:

     l the business combination is solely between us and another corporation in which we own 50% or more stock and a substantial stockholder owns none, or

     l all following conditions are satisfied:

  (1)holders of Common Stock receive consideration with a cash or fair market value not less than the higher of

     --the highest per share price paid by such substantial stockholder in acquiring any Common Stock, or

     --the highest per share market price of our Common Stock during the three-month period before the date of the proxy statement described in clause (3) below or, if none, the six-month period before the business combination is consummated;

  (2)after becoming a substantial stockholder and before the business combination is consummated

     --such substantial stockholder has not acquired any newly issued shares of capital stock from us except proportionately as a stockholder or upon compliance with our Certificate of Incorporation; and

     --such substantial stockholder has not received the benefit (except proportionately as a stockholder) of any loans or other financial assistance provided by us, or made any major change in our equity capital structure; and

  (3)if such proposal otherwise requires stockholder approval, a proxy statement meeting the requirements of the Exchange Act shall be mailed to our stockholders for the purpose of soliciting stockholder approval of such business combination.

Board Of Directors

      Members of our Board of Directors serve staggered three year terms. This means we elect only one-third of our directors in each year.

Stockholder Proposals And Director Nominations

      Our stockholders can submit stockholder proposals and nominate candidates for the Board of Directors if the stockholders follow advance notice procedures described in our Bylaws.

      To nominate directors, stockholders must submit a written notice to our corporate secretary not less than 120 days nor more than 150 days before the first anniversary of the date of the mailing of the proxy statement for our last annual meeting. The notice must include the name and address of the Stockholder and of the nominee, a description of any arrangements between the stockholder and the nominee, information about the nominee required by the SEC, the written consent of the nominee to serve as a director and other information.

      Stockholders must submit proposals to our corporate secretary not less than 120 days and more than 150 days before the first anniversary of the date of the mailing of the proxy statement for our last annual meeting. The notice must include:

     l a description of the proposal;

     l the reasons for presenting the proposal at the annual meeting;

     l the text of any resolutions to be presented;

     l the stockholder's name and address and number of shares held; and

     l any material interest of the stockholder in the proposal.

      We may reject director nominations and stockholder proposals that are late or that do not include all required information. This could prevent stockholders from bringing certain matters before an annual or special meeting, including making nominations for directors.

Meetings of Stockholders

      Our Certificate of Incorporation and Bylaws do not permit any of our stockholders to call a special meeting, regardless of the percentage of voting stock held by such stockholders.

      These provisions could have the effect of delaying until the next annual stockholders' meeting stockholder actions that holders of a majority of our Common Stock favor.

Indemnification of Directors

      We indemnify our officers and directors to the fullest extent permitted under Delaware law against all liabilities incurred in connection with their service to us.

Limitation of Liability of Directors

      Our Certificate of Incorporation provides that our directors will not be personally liable for monetary damages to us for breaches of their fiduciary duty as directors, unless they:

     l violated their duty of loyalty to us or our stockholders;

     l acted in bad faith;

     l knowingly or intentionally violated the law;

     l authorized illegal dividends or redemptions; or

     l derived an improper personal benefit from their action as directors.

      This provision applies only to claims against directors arising out of their role as directors and not in any other capacity (such as an officer or employee). Directors remain liable for violations of the federal securities laws and we retain the right to pursue legal remedies other than monetary damages, such as an injunction or rescission for breach of the director's duty of care.

                              PLAN OF DISTRIBUTION

      We may sell any series of Debt Securities:

     l through underwriters or dealers;

     l through agents; or

     l directly to one or more purchasers.

      The prospectus supplement will include:

     l the initial public offering price;

     l the names of any underwriters, dealers or agents;

     l the purchase price of the Debt Securities;

     l our proceeds from the sale of the Debt Securities;

     l any underwriting discounts or agency fees and other underwriters' or agents' compensation; and

     l any discounts or concessions allowed or reallowed or paid to dealers.

      If we use underwriters in the sale, they will buy the Debt Securities for their own account. The underwriters may then resell the Debt Securities in one or more transactions at a fixed public offering price or at varying prices determined at the time of sale.

      The obligations of the underwriters to purchase the Debt Securities will be subject to certain conditions. The underwriters will be obligated to purchase all the Debt Securities offered if they purchase any Debt Securities. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

      If we use agents in the sale, they will use their reasonable best efforts to solicit purchases for the period of their appointment.

      If we sell directly no underwriters or agents would be involved.

      We are not making an offer of Debt Securities in any state that does not permit such an offer.

      Underwriters, dealers and agents that participate in the distribution of the Debt Securities may be underwriters as defined in the Securities Act of 1933. Any discounts or commissions that we pay them and any profit they receive when they resell the Debt Securities may be treated as underwriting discounts and commissions under that Act. We may have agreements with underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribute with respect to payments that they may be required to make.

      Underwriters, dealers and agents may be our customers or may engage in transactions with us or perform services for us in the ordinary course of business.

      Any underwriter may engage in over-allotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934. Over-allotment involves sales in excess of the offering size, which creates a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue those activities at any time.

                                LEGAL OPINIONS

      Jeremiah M. Fitzgerald, Esq., our Vice President and General Counsel, or another of our lawyers, will issue an opinion about the legality of the securities for us. Mr. Fitzgerald owns 74,082 shares of the Company's Common Stock and holds options granted under the Company's stock option plan to purchase an additional 134,108 shares of Common Stock. We expect Brown & Wood LLP, New York, New York to advise any underwriters, agents and dealers.

                                    EXPERTS

      KPMG Peat Marwick LLP, independent certified public accountants, audited and reported on our financial statements and schedules incorporated by reference in this prospectus and elsewhere in the registration statement. We have incorporated these documents by reference in reliance upon the authority of KPMG Peat Marwick LLP as experts in accounting and auditing in giving the report.

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                                  $350,000,000


                      6% Senior Notes Due January 30, 2002

                                 ------------

                             PROSPECTUS SUPPLEMENT

                                January 21, 1999
                                 ------------

                              Salomon Smith Barney
                            Bear, Stearns & Co. Inc.
                              Merrill Lynch & Co.
                     NationsBanc Montgomery Securities LLC
                            Warburg Dillon Read LLC
                                Barclays Capital
                           Credit Lyonnais Securities

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